EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Photronics, Inc. (file No. 333-40712) of our reports dated May 28, 1999 relating to the financial statements and financial statement schedule, which appears in Align-Rite International, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1999 and of our report dated May 28, 1998 relating to the financial statements of Align-Rite International, Inc., as of March 31, 1998 and for the two years in the period then ended (not separately presented therein), which appears in the Current Report on Form 8-K/A Amendment No. 1 of Photronics, Inc. dated June 30, 2000. We also consent to the reference to us under the heading "Experts."

/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Newport Beach, California
July 14, 2000